Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this December 31, 2007, by and between Omega Protein Corporation, a Nevada corporation with its principal place of business at 2105 City West Boulevard, Suite 500, Houston, Texas 77042-2838 (the “Company”), and Joseph L. von Rosenberg III (the “Executive”). This Agreement amends and restates in its entirety the agreement dated September 21, 2004 between the Company and the Executive, as amended by the first amendment thereto (the “Prior Agreement”).

WITNESSETH:

WHEREAS, the Company desires to amend and restate the Prior Agreement with the Executive as set forth herein and the Executive desires to amend and restate the Prior Agreement with the Company as set forth herein; and

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.	Certain Definitions.

As used in this Agreement, the following terms have the meanings prescribed below:

Affiliate means a person or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person or entity.

Board means the Board of Directors of the Company.

Cause shall have the meaning assigned thereto in Section 5.3 hereof.

Change in Control shall mean the occurrence of a Change in Control Event, within the meaning of Code Section 409A and the Treasury Regulations §1.409A-3(i)(5) and described in any of subparagraph (A), (B), or (C) below with respect to the Company, (collectively referred to as “Change in Control Events”), or any combination of the Change in Control Events with respect to the Company.

(A) Change in Ownership. A Change in Ownership occurs if a person or more than one person acting as a group, (within the meaning of Code Section 409A) acquires more than fifty percent (50%) of the stock of the corporation, measured by the total voting power or the total fair market value. Incremental increases in ownership by a person or group that already owns fifty percent (50%) of the corporation do not result in a Change of Ownership, as defined in Treasury Regulations §1.409A-3(i)(5)(v).

(B) Change in Effective Control. A Change in Effective Control occurs if: (i) during a twelve (12) month period (ending on the date of the most recent acquisition by such person or group) a person or more than one person acting as a group acquires stock representing thirty percent (30%) or more of the total voting power of the stock of the corporation; or (ii) during a twelve (12) month period a majority of the members of the board of directors of the corporation is replaced by directors not endorsed by the persons who were members of the board before the new directors’ appointment, as defined in Treasury Regulations §1.409A-3(i)(5)(vi).

(C) Change in Ownership of a Substantial Portion of Corporate Assets. A Change in Control based on the sale of assets occurs on the date a person or more than one person acting as a group acquires forty percent (40%) or more of the total gross fair market value of all of the assets of the corporation over a twelve (12) month period ending on the date of the most recent acquisition by such person or group. No change in control results pursuant to this subsection if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation, as defined in Treasury Regulations §1.409A-3(i)(5)(vii).

It is intended that a Change in Control of the Company shall have the meaning as provided in and shall be interpreted in accordance with Code Section 409A and the applicable Treasury Regulations thereunder.

Code means the Internal Revenue Code of 1986, as amended, and the rules, notices and regulations promulgated by the Internal Revenue Service thereunder, all as in effect from time to time.

Compensation Plans means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, for its employees generally or any specific group of employees, or to which the Company or any subsidiary of the Company contributes, and which includes, by way of example and not limitation, any incentive plan, bonus plan, 401(k) plan, pension plan, savings plan, equity or cash incentive plan, phantom stock plan, stock appreciation right plan, stock option plan, restricted stock award plan, retirement plan, deferred compensation plan, or supplemental benefit arrangement.

Competing Business means any individual, business, firm, company, partnership, joint venture, organization, or other entity that is engaged in the production or sale of fish meal, fish oil (refined or unrefined) or fish solubles.

Confidential Information shall have the meaning assigned thereto in Section 8.2 hereof.

Date of Termination means the earliest to occur of (i) the date of the Executive’s death or (ii) the date of receipt of the Notice of Termination, or such later date as may be prescribed in the Notice of Termination in accordance with Section 5.6 hereof.

Disability means that the Executive has been unable for a 120-day calendar period to perform his normal duties while employed by the Company as a result of a physical or mental illness or personal injury he has incurred, and that the Executive has been determined (which determination shall be final and binding absent manifest error), as a result of a physical or mental illness or personal injury he has incurred, by a qualified doctor treating or otherwise acting as the Executive’s doctor in connection with the illness or injury in question, to be unable to perform, at the time of that determination and, in all reasonable medical likelihood, indefinitely thereafter, the normal duties of the Executive while employed by the Company.

Employee Health and Welfare Plans means any health, insurance or welfare arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, for its employees generally or any specific group of employees, or to which the Company or any subsidiary of the Company contributes, and which includes, by way of example and not limitation, any health care plan, medical plan, dental plan, vision plan, long-term or short-term disability plan, unemployment plan, accident plan, hospitalization plan, life insurance plan, dependent care plan, cafeteria plan, or employee assistance plan.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder, all as in effect from time to time.

Good Reason shall have the meaning assigned thereto in Section 5.5 hereof.

Notice of Termination shall have the meaning assigned thereto in Section 5.6 hereof.

Without Cause shall have the meaning assigned thereto in Section 5.4 hereof.

2.	General Duties of the Company and the Executive.

2.1 (a) The Company agrees to employ the Executive, and the Executive agrees to accept employment by the Company and to serve the Company as its President and Chief Executive Officer. The Executive shall report to the Board. The Executive shall have the authority, duties and responsibilities that are normally associated with and inherent in the executive capacity in which the Executive will be performing, and shall have such other or additional duties which are not inconsistent with the Executive’s position, as may from time to time be reasonably assigned to the Executive by the Board. While employed hereunder, the Executive shall devote full time and attention during normal business hours to the affairs of the Company and use his best efforts to perform faithfully and efficiently his duties and responsibilities. The Executive agrees to cooperate fully with the Board, and other executive officers of the Company, and not to engage in any activity which conflicts with or interferes with the performance of his duties hereunder. While the Executive is employed by the Company, the Executive shall devote his best efforts and skills to the business and interests of the Company. While the Executive is employed by the Company, it shall not be a violation of this Agreement for the Executive (i) serve on any corporate board or committee thereof with the approval of the Board, (ii) to serve on any civic, or charitable boards or committees (except for boards or committees of a Competing Business unless approved by the Board), (iii) deliver lectures, fulfill teaching or speaking engagements, or (iv) manage personal investments; provided, however, any such activities must not materially interfere with performance of the Executive’s responsibilities under this Agreement.

(b) The Executive represents and covenants to the Company that he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement or covenant that would prohibit the Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to the Executive hereunder.

2.2 The Executive agrees and acknowledges that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company.

2.3 During the Executive’s period of employment under this Agreement, the Executive will be nominated to be a member of the Board of Directors of the Company with respect to each meeting, or consent in lieu of meeting, of stockholders of the Company at which (a) Class III directors are to be elected if the Board of Directors is divided into classes, or (b) directors are to be elected if the Board of Directors is not divided into classes. If the Board of Directors creates an Executive Committee of the Board during the Executive’s period of employment under this Agreement, the Executive will be nominated and elected to be a member of that Executive Committee.

3.	Term.

Unless sooner terminated pursuant to section 5 hereof, the Executive’s period of employment under this Agreement shall be for a continually renewing term of three (3) years commencing on the date of this Agreement and renewing each day thereafter for an additional day without any further action or consent by either the Company or the Executive, it being the intention of the parties that there shall be continuously a remaining term of three (3) years’ duration of the Executive’s employment until an event has occurred as described in, or one of the parties shall have made an appropriate election pursuant to, the provisions of Section 5 hereof.

4.	Compensation and Benefits.

4.1 Base Salary. (a) As compensation for services to the Company, the Company shall pay to the Executive from the date of this Agreement until the Date of Termination an annual base salary of $425,000. The executive’s base salary shall be payable in equal semi-monthly installments or in accordance with the Company’s established policy for all employees generally, subject only to such payroll and withholding deductions as may be required by law and other deductions (consistent with Company policy for all employees generally) relating to the Executive’s election to participate in any Employee Health and Welfare Plans. While employed by the Company, the Executive will receive no additional compensation if he shall serve as a director of the Company.

(b) The Executive’s base salary may be increased (but not decreased or adjusted other than as provided in Section 5) by such additional amount as shall be determined from time to time in the sole discretion of the Compensation Committee (or the Board, if there is no Compensation Committee) which shall conduct an annual review of the Executive’s compensation.

4.2 Bonuses and Other Incentive Awards. In addition to his base salary, the Executive may be awarded, for each fiscal year until the Date of Termination, bonuses, stock option grants, stock awards or other equity or cash incentives, and may be eligible to participate in Compensation Plans, in each case, to be determined by the Board (or a committee thereof), in its sole discretion. Each such bonus, stock option grant, stock award or other equity or cash incentive shall be payable or granted at a time to be determined by the Board (or a committee thereof) in its sole discretion.

4.3 Vacation. Until the Date of Termination, the Executive shall be entitled to four weeks paid vacation during each one-year period commencing on the January 1 of each year. The use of any paid vacation time not taken during the applicable one-year period and will be subject to the Company’s vacation policy as in effect from time to time.

4.4 Participation in Employee Health and Welfare Plans and Compensation Plans. Until the Date of Termination, the Executive, and the Executive’s family if applicable, shall have the right to participate in any Employee Health and Welfare Plans or any Compensation Plans, in each case in which any senior executive of the Company participates, in a manner consistent with the participation of such senior executives, as well as those Employee Health and Welfare Plans or Compensation Plans currently maintained or hereinafter established by the Company for the benefit of its employees generally. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any Employee Health and Welfare Plans or any Compensation Plans, so long as such actions are similarly applicable to, as the case may be, covered employees generally or senior executives generally.

4.5 Reimbursement of Expenses. The Executive may from time to time until the Date of Termination incur various business expenses customarily incurred by persons holding positions of like responsibility, including, without limitation, travel, entertainment and similar expenses incurred for the benefit of the Company. Subject to the Executive complying with the Company’s policy regarding the reimbursement of such expenses as in effect from time to time, including providing reasonable documentation, the Company shall reimburse the Executive for such expenses from time to time, at the Executive’s request (irrespective of whether such request is made before or after the Date of Termination, provided that all submitted expenses relate to prior to the Date of Termination) and provided that all such reimbursements shall be paid as soon as administratively feasible but no later than March 15th after the end of the calendar year in which they were incurred.

4.6 Director and Officer Insurance. The Company will also cause the Executive to be covered by its director and officer insurance policies as they are in effect from time to time.

5.	Termination.

5.1 Death. This Agreement shall terminate automatically upon the death of the Executive.

5.2 Disability. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Section 5.6 hereof, upon the Disability of the Executive.

5.3 Cause. The Company may terminate this Agreement, upon written notice to the Executive delivered in accordance with Section 5.6 hereof, for Cause. For purposes of this Agreement, subject to the notice provisions set forth below, “Cause” means (i) the Executive’s final conviction of a felony crime that enriched the Executive at the expense of the Company; or (ii) the Executive’s deliberate and intentional continuing failure to substantially perform his duties and responsibilities hereunder that results in a material injury to the business, condition (financial or otherwise), or results of operations of the Company (except by reason of the Executive’s incapacity due to Disability) for a period of forty-five (45) calendar days after the “Required Board Majority” (as defined below) has delivered to the Executive a written demand for substantial performance hereunder which specifically identifies the bases for the Required Board Majority’s determination that the Executive has not substantially performed his duties and responsibilities hereunder (such period being the “Grace Period”); provided, that for purposes of this clause (ii), the Company shall not have Cause to terminate the Executive’s Employment unless (a) at a meeting of the Board called and held following the Grace Period in the city in which the Company’s principal executive offices are located of which the Executive was given not less than ten (10) business days’ prior written notice and at which the Executive was afforded the opportunity to be represented by counsel, appear and be heard, the Required Board Majority shall adopt a written resolution which (1) sets forth the Required Board Majority’s determination that the failure of the Employee to substantially perform his duties and responsibilities hereunder has (except by reason of his incapacity due to Disability) continued past the Grace Period, and (2) specifically identifies the bases for that determination, and (b) the Company, at the written direction of the Required Board Majority, shall deliver to the Executive a notice of termination for Cause to which a copy of that resolution, certified as being true and correct by the secretary or any assistant secretary of the Company, is attached. No act or failure to act on the part of the Executive shall be considered “deliberate and intentional” unless it is taken or omitted to be taken by the Executive in bad faith or without a reasonable belief by the Executive that the Executive’s act or omission was in the best interests of the Company. “Required Board Majority” means at any time a majority of the members of the Board of Directors of the Company at that time and which includes at least a majority of the independent directors at that time. Termination of the Executive’s employment by the Company for Cause shall be effective on the date of the notice of termination for Cause is delivered to the Executive.

5.4 Without Cause. If the Company elects to terminate the Executive’s employment involuntarily for any reason other than Cause, Disability or death (“Without Cause”), then the Company may terminate this Agreement Without Cause, upon written notice to the Executive delivered in accordance with Section 5.6 hereof.

5.5 Good Reason. The Executive may, in his sole discretion, terminate this Agreement for Good Reason, upon written notice to the Company delivered in accordance with this Section 5.5 and Section 5.6 hereof. For purposes of this Agreement, “Good Reason” means any one of the following:

(i) any action by the Company which results in a material diminishment in the Executive’s position including status, offices, titles, reporting requirements, authority, duties or responsibilities (including the assignment of duties or responsibilities that are materially inconsistent with the Executive’s duties as contemplated by this Agreement), provided that the Executive voluntarily terminates his employment for this Good Reason hereunder within one (1) year after the date that he has actual notice of such diminishment;

(ii) any material breach by the Company of any of the provisions of this Agreement, provided that the Executive voluntarily terminates his employment for this Good Reason hereunder within one (1) year after the date that he has actual notice of such breach;

(iii) the Executive is required to relocate to any office or location other than Houston, Texas (that is a material change in geographic location) without his consent, provided however, that the Executive voluntarily terminates his employment for this Good Reason hereunder within one (1) year after the date of such relocation;

(iv) any material reduction, at any time of the base salary of the Executive, provided however, that the Executive voluntarily terminates his employment for this Good Reason hereunder within one (1) year after the date or such reduction or attempted reduction; or

(v) the Executive is not re-nominated or re-elected to the Company’s Board of Directors at each meeting (or consent in lieu of meeting) of stockholders of the Company at which (a) Class III directors are to be elected if the Board of Directors is divided into classes, or (b) directors are to be elected if the Board of Directors is not divided into classes; provided, however, that the Executive voluntarily terminates his employment for this Good Reason hereunder within one (1) year after the date of the non-nomination or non re-election, as applicable;

(vi) If the Company’s Board of Directors creates an Executive Committee, and the Executive is not nominated or elected to the Executive Committee; provided, however, that the Executive voluntarily terminates his employment for this Good Reason hereunder within one (1) year after the date of the non-nomination or non re-election, as applicable.

(vii) the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits provided under Section 4.4 hereof, unless (i) there is substituted a comparable benefit that is at least economically equivalent (in terms of the benefit offered to the Executive) to the benefit in which the Executive’s participation is being adversely affected or to the Executive’s benefits that are being materially reduced, or (ii) the taking of such action affects all other senior executive officers of the Company, provided however, that the Executive voluntarily terminates his employment for this Good Reason hereunder within one (1) year after the date that the Company takes such action resulting in the adverse effect.

Notwithstanding the preceding provisions of this Section 5.5, if the Executive desires to terminate his employment for Good Reason, he shall first give written notice of the facts and circumstances providing the basis for Good Reason no later than within ninety (90) days after the event has occurred to the Board or the Compensation Committee thereof, and allow the Company thirty (30) business days from the date of such notice to remedy, cure or rectify the situation giving rise to Good Reason to the reasonable satisfaction of the Executive.

If the Executive does not elect to terminate this Agreement for a Good Reason because of a particular circumstance within the time specified herein, then the Good Reason will no longer be available for that particular circumstance, but shall remain available for other circumstances, if any, to which that definition of Good Reason also applies.

5.6 Notice of Termination. Any termination of this Agreement by the Company or the Executive, except for a termination due to the death of the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13.1 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the termination of employment date, if such date is other than the date of receipt of such notice (which termination date shall not be more than 15 calendar days after the giving of such notice, unless otherwise provided herein). Notwithstanding the foregoing, the Company may elect to consider the Executive as an employee after the Date of Termination for purposes of complying with the provisions of Section 6 hereof.

6.	Obligations of the Company upon Termination and Change in Control.

6.1 Cause; Other Than Good Reason. If this Agreement shall be terminated either (i) by the Company for Cause or (ii) by the Executive for any reason other than Good Reason, the Company shall pay to the Executive, in a lump sum in cash within three (3) business days after the Date of Termination, an amount equal to the sum of:

(a) the aggregate of the Executive’s base salary (as in effect on the Date of Termination) through the Date of Termination, and

(b) if not theretofore paid, any accrued but unpaid vacation pay.

The Company shall include with such payment a schedule showing its derivation and calculations for the above amounts.

All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination, except as provided for in any applicable Employee Health and Welfare Plans, any applicable Compensation Plans or as otherwise provided in this Agreement.

6.2 Death or Disability. If this Agreement is terminated as a result of the Executive’s death or Disability, the Company shall pay to the Executive or his estate, in a lump sum in cash within three (3) business days of the Date of Termination, an amount equal to the sum of:

(a) the Executive’s base salary (as in effect on the Date of Termination) through the Date of Termination, and

(b) if not theretofore paid, any accrued but unpaid vacation pay.

The Company shall include with such payment a schedule showing its derivation and calculations for the above amounts.

The Executive or his estate shall also be entitled to receive those death and Disability benefits to which the Executive is entitled under any applicable Employee Health and Welfare Plans or Compensation Plans. All other obligations of the Company and rights of the Executive hereunder shall terminate effective as of the Date of Termination, except as provided for in any applicable Employee Health and Welfare Plans, any applicable Compensation Plans or as otherwise provided in this Agreement.

6.3 Good Reason; Without Cause or Change in Control. If (a) this Agreement shall be terminated either (i) by the Executive for Good Reason or (ii) by the Company Without Cause or (b) if a Change in Control occurs and the Executive is employed by the Company on the effective date of the Change in Control, then in the case of either (a) or (b) the Company shall pay or provide the following:

(i) The Company shall pay to the Executive, in a lump sum cash payment within three (3) business days after the Date of Termination or the date of the Change in Control, whichever is applicable, an amount equal to 2.99 times the Executive’s “base amount” with the meaning of Section 280G(b)(3) and 280G(d) of the Code. In the event that Section 280G of the Code is amended, replaced or supplemented by other provisions which would reduce the amount of such severance payment, or if Section 280G is no longer in effect for any reason, then the term “base amount” for purposes of this Agreement shall mean the five (5)-year average of all compensation includible in the Executive’s gross income from Company sources for the most recent five (5) years ending prior to the Date of Termination or the date of the Change in Control, whichever is applicable. The Company shall include with such payment a schedule showing its derivation and calculations for the above amounts.

(ii) If (x) this Agreement shall be terminated by the Executive because of Good Reason, or by the Company without Cause, then during the 18-month period commencing on the Date of Termination, or (y) if there is a Change in Control and Executive is employed on the date of the Change in Control, then after the Executive’s termination after the Change in Control during the 36-month period commencing on the Date of Termination, in each case of either (x) or (y), Company shall continue benefits (other than disability benefits), at the Company’s expense, to the Executive and/or the Executive’s family under the Company’s then existing Employee Health and Welfare Plans for such periods, as applicable, in each case at least equal to those which would have been provided to them under Section 4.4 hereof if the Executive’s employment had not been terminated. If (i) the terms of any Employee Health and Welfare Plan precludes the Executive’s continued participation in that plan or (ii) the Executive’s continued participation in any particular Employee Health and Welfare Plan could reasonably be expected to disqualify that plan under any applicable tax regulation, Executive shall not be entitled to participate in that particular Employee Health and Welfare Plan, but in each case the Company instead shall provide the Executive with the after-tax equivalent of the COBRA payments or other payments necessary for the Executive and his family to participate in that particular Employee Health and Welfare Plan or a substantial similar plan for the remainder of the applicable of the 18 or 36-month period. Notwithstanding the foregoing if Executive is a “specified employee” within the meaning of Code Section 409A on the date of his “Separation from Service” within the meaning of Code Section 409A, to the extent any of the benefits provided in this subsection (ii) are payable on account of his “Separation from Service” and are subject to Code Section 409A and are not otherwise excluded from Code Section 409A then Executive shall pay the applicable premiums for the first six months of coverage commencing on the date after his Separation from Service and commencing in the seventh (7th) month of coverage after Executive’s Separation from Service the Company shall pay all applicable premiums and pay Executive an amount equal to the total premiums paid by Executive pursuant to foregoing sentence of this subsection (ii) in a cash lump sum payment on the 30th day of the seventh (7th) month following the Executive’s Separation from Service.

(iii) Any determination by the Executive pursuant to this Section 6.3 that Good Reason exists for the Executive’s termination of employment and that adequate remedy has not occurred shall be presumed correct and shall govern unless the party contesting the determination shows by a clear and convincing preponderance of the evidence that it was not a good faith reasonable determination.

(iv) The Executive shall not be required to mitigate damages with respect to the amount of any payment provided under this Section 6.3 by seeking other employment or otherwise, nor shall the amount of any payment provided under this Section 6.3 be reduced by retirement benefits, deferred compensation or any compensation earned by the Executive as a result of employment by another employer or by self-employment.

(v) If any payments are paid or payable due to Section 6.3 (b) then no payments will be paid pursuant to 6.3(a).

7. Payments by the Company. Subject to Section 13.16, any payments by the Company to the Executive after the termination of the Executive’s employment with the Company for any reason shall be made by a cashier’s check, or by wire transfer of immediately available funds to an account specified by the Executive no later than 15 business days after the termination of employment.

8.	Executive’s Confidentiality Obligations.

8.1 For purposes of this Section 8, all references to the Company shall include its Affiliates. The Executive hereby acknowledges, understands and agrees that all Confidential Information, as defined in Section 8.2 hereof, whether developed by the Executive or others employed by or in any way associated with the Executive or the Company, is the exclusive and confidential property of the Company and shall be regarded, treated and protected as such in accordance with this Agreement. The Executive acknowledges that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

8.2 For purposes of this Agreement, “Confidential Information” means information, which is used in the business of the Company and (i) is proprietary to, about or created by the Company, (ii) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of the Company, (iii) is designated as Confidential Information by the Company, is known by the Executive to be considered confidential by the Company, or from all the relevant circumstances should reasonably be assumed by the Executive to be confidential and proprietary to the Company, or (iv) is not generally known by non-Company personnel. Confidential Information excludes, however, any information that is lawfully in the public domain or has been publicly disclosed by the Company. Such Confidential Information includes, without limitation, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

(a) Internal personnel and financial information of the Company, vendor information (including vendor characteristics, services, prices, lists and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting the business of the Company;

(b) Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, forecasts and forecast assumptions and volumes, and future plans and potential strategies (including, without limitation, all information relating to any acquisition prospect and the identity of any key contact within the organization of any acquisition prospect) of the Company which have been or are being discussed;

(c) Names of customers and their representatives, contracts (including their contents and parties), customer services, and the type, quantity, specifications and content of products and services purchased, leased, licensed or received by customers of the Company; and

(d) Confidential and proprietary information provided to the Company by any actual or potential customer, government agency or other third party (including businesses, consultants and other entities and individuals).

8.3 As a consequence of the Executive’s acquisition or anticipated acquisition of Confidential Information, the Executive shall occupy a position of trust and confidence with respect to the affairs and business of the Company. In view of the foregoing and of the consideration to be provided to the Executive, the Executive agrees that it is reasonable and necessary that the Executive make each of the following covenants:

(a) At any time while employed by the Company and thereafter, the Executive shall not disclose Confidential Information to any person or entity, other than as reasonably appropriate or necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof, without first obtaining the Company’s prior consent (unless such disclosure is compelled pursuant to court orders or subpoena, and at which time the Executive shall give prior written notice of such proceedings to the Company).

(b) At any time while employed by the Company, the Executive shall use Confidential Information only as reasonably appropriate or necessary in carrying out his duties and responsibilities as set forth in Section 2 hereof.

(c) On the Date of Termination, the Executive shall promptly deliver to the Company (or its designee) all written materials, records and documents made by the Executive or which came into his possession while employed by the Company concerning the business or affairs of the Company, including, without limitation, all materials containing Confidential Information.

9.	Disclosure of Information, Ideas, Concepts, Improvements, Discoveries and Inventions.

The Executive agrees that during his employment by the Company, the Executive shall promptly disclose to the Company all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by the Executive while employed by the Company, either individually or jointly with others, and which relate to the business, products or services of the Company, irrespective of whether the Executive used the Company’s time or facilities and irrespective of whether such information, idea, concept, improvement, discovery or invention was conceived, developed, discovered or acquired by the Executive on the job, at home, or elsewhere. This obligation extends to all types of information, ideas and concepts, including information, ideas and concepts relating to new types of services, corporate opportunities, acquisition prospects, prospective names or service marks for the Company’s business activities, and the like.

10.	Ownership of Information, Ideas, Concepts, Improvements, Discoveries and Inventions, and all Original Works of Authorship.

10.1 All references in this Section 10 to the Company shall include its Affiliates. All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed or acquired by the Executive or which are disclosed or made known to the Executive, individually or in conjunction with others, during the Executive’s employment by the Company and which relate to the business, products or services of the Company (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customers’ organizations, marketing and merchandising techniques, and prospective names and service marks) are and shall be the sole and exclusive property of the Company. Furthermore, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of the Company.

10.2 In particular, the Executive hereby specifically sells, assigns, transfers and conveys to the Company all of his worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries or inventions, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights which may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks. The Executive shall assist the Company and its nominee at all times, while employed by the Company and thereafter, in the protection of such information, ideas, concepts, improvements, discoveries or inventions, both in the United States and all foreign countries, which assistance shall include, but shall not be limited to, the execution of all lawful oaths and all assignment documents requested by the Company or its nominee in connection with the preparation, prosecution, issuance or enforcement of any applications for United States or foreign letters patent, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and any application for the registration of such names and service marks.

10.3 In the event the Executive creates, while employed by the Company, any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as, videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by the Executive or jointly with others, the Company shall be deemed the author of such work if the work is prepared by the Executive in the scope of his employment; or, if the work is not prepared by the Executive within the scope of his employment but is specially ordered by the Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation or as an instructional text, then the work shall be considered to be work made for hire, and the Company shall be the author of such work.

If such work is neither prepared by the Executive within the scope of his employment nor a work specially ordered and deemed to be a work made for hire, then the Executive hereby agrees to sell, transfer, assign and convey, and by these presents, does sell, transfer, assign and convey, to the Company all of the Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein. The Executive agrees to assist the Company and its Affiliates, at all times, while employed by the Company and thereafter, in the protection of the Company’s worldwide right, title and interest in and to such work and all rights of copyright therein, which assistance shall include, but shall not be limited to, the execution of all documents requested by the Company or its nominee and the execution of all lawful oaths and applications for registration of copyright in the United States and foreign countries.

10.4 The provisions of this Section 10 shall not supersede any existing proprietary information agreement between the Executive and the Company which shall remain in full force and effect and, moreover, this Agreement, any other proprietary information agreement and any such other similar agreement between the parties shall be construed and applied as being mutually consistent to the fullest extent possible.

11.	Excise Taxes, Penalties and Interest.

11.1 Should any of the payments of the Executive’s base salary, severance payments other incentive or supplemental compensation, benefits, allowances, awards, payments, reimbursements or other perquisites, or any other payment in the nature of compensation, singly, in any combination or in the aggregate, that are provided for under this Agreement or otherwise to be paid to or for the benefit of the Executive be determined or alleged to be subject to an excise or similar purpose tax and/or penalties or interest thereon pursuant to Section 4999 of the Code or Section 409A of the Code, or any successor or other comparable federal, state or local tax law by reason of being a “parachute payment” (within the meaning of Section 280G of the Code) or deferred compensation within the meaning of Code Section 409A, the Company shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state and local taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or interest or penalties thereon) been paid or incurred. The Company hereby agrees to pay such additional compensation within the earlier to occur of (i) the date the Executive files a tax return taking the position that such excise or similar purpose tax is due and payable in reliance on a written opinion of the Executive’s tax counsel (such tax counsel to be chosen solely by the Executive) that it is more likely than not that such excise tax is due and payable, or (ii) three (3) business days of any notice of or action by the Company that it intends to take the position that such excise tax is due and payable. As long as such tax counsel was chosen by the Executive in good faith, the conclusions reached in such opinion, if not manifestly erroneous, shall not be challenged or disputed by the Company. If the Executive makes any payment with respect to any such excise or similar purpose tax as a result of an adjustment to the Executive’s tax liability by any federal, state or local tax authority, the Company will pay such additional compensation by delivering its cashier’s check payable in such amount to the Executive on the date the Executive makes such payment.

11.2 The Executive agrees to reasonably cooperate with the Company to minimize the amount of the excise or similar purpose tax; provided, however, that the Executive shall not be required to take any action which is improper, exposes the Executive to personal liability, or is inconsistent with the overall tax interests of the Executive. The Executive may require the Company to deliver to the Executive an indemnification agreement in form and substance reasonably satisfactory to the Executive as a condition to taking any action required by this Section 11.2.

11.3 In the event that there is any change to the Code which results in the recodification of Sections 280G, 4999 or 409A of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import, then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that the Executive is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 or Code Section 409A (or any successor provisions) had not been imposed.

11.4 The Company shall indemnify and hold harmless the Executive, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities incurred by the Executive with respect to the exercise by the Company of any of its rights under Section 11 hereof, including, without limitation, any costs, expenses, penalties, fines, interest or other liabilities related to the Company’s decision to contest the applicability of any excise or similar purpose tax or Section 280G or Code Section 409A under the Code or a claim of any imputed income to the Executive. The Company shall pay all fees and expenses incurred under Section 11 hereof, and shall promptly reimburse the Executive for the expenses incurred by the Executive in connection with any actions taken by the Company or required to be taken by the Executive hereunder.

11.5 Notwithstanding anything herein to the contrary, any payments under this Section 11 will be made no later than the end of the tax year following the tax year in which the related taxes are remitted to the taxing authority, or if no taxes are paid, the end of the tax year following the tax year in which any audit or litigation is completed.

12.	Executive’s Non-Competition Obligations.

12.1 (a) All references in this Section 12 to the Company shall include its Affiliates. While employed by the Company and for the three (3) year period following the Date of Termination, the Executive shall not, acting alone or in conjunction with others, directly or indirectly, in the United States and any other business territories in which the Company on the Date of Termination is conducting business, invest or engage, directly or indirectly, in any Competing Business or accept employment with or render services to such a Competing Business as a director, officer, agent, executive or consultant or in any other capacity; provided, however, that this Section 12.1(a) shall not be deemed violated if the Executive is or becomes the beneficial owner of up to three (3) percent of the stock of any corporation subject to the periodic reporting requirements of the Exchange Act at the time of the acquisition of such beneficial ownership. Notwithstanding the above, the Executive may serve as an officer, director, agent, employee or consultant to a Competing Business whose business is diversified and which is, as to the part of its business to which the Executive is providing services, not a Competing Business.

(a) In addition to the other obligations agreed to by the Executive in this Agreement, the Executive agrees that for three (3) years following the Date of Termination hereof, he shall not directly or indirectly: (i) hire or attempt to hire any employee of the Company, or induce, entice, encourage or solicit any employee of the Company to leave his or her employment, or (ii) contact, communicate or solicit any distributor or customer of the Company for the purpose of causing them to terminate or alter or amend their business relationship with the Company to the Company’s detriment.

12.2 (a) The Executive hereby specifically acknowledges and agrees that:

(1)	The Company has expended and will continue to expend substantial time, money and effort in developing its business;

(2)	The Executive will, in the course of his employment, be personally entrusted with and exposed to Confidential Information;

(3)	The Company, is presently, and after the Date of Termination will be, engaged in its highly competitive business;

(4)	The Executive could, after having access to the Company’s financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;

(5)	The Company will suffer great loss and irreparable harm if the Executive terminates his employment and enters, directly or indirectly, into competition with the Company;

(6)	The temporal and other restrictions contained in this Section 12 are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of the Company;

(7)	The enforcement of this Agreement in general, and of this Section 12 in particular, will not work an undue or unfair hardship on the Executive or otherwise be oppressive to him; it being specifically acknowledged and agreed by the Executive that he has activities and other business interests and opportunities which will provide him adequate means of support if the provisions of this Section 12 are enforced after the Termination Date; and

(8)	The enforcement of this Agreement in general, and of this Section 12 in particular, will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

(b) The Executive agrees that if an arbitrator (pursuant to Section 13.13 hereof) or the United States District Court for the Southern District of Texas – Houston Division determines that the length of time or any other restriction, or portion thereof, set forth in this Section 12 is overly restrictive and unenforceable, the arbitrator or the United States District Court for the Southern District of Texas – Houston Division shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 12 shall remain in full force and effect. The Executive further agrees that if an arbitrator or the United States District Court for the Southern District of Texas – Houston Division determines that any provision of this Section 12 is invalid or against public policy, the remaining provisions of this Section 12 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

(c) In the event of any pending, threatened or actual breach of any of the covenants or provisions of Sections 8, 9, 10 or 12 hereof, as determined by the United States District Court for the Southern District of Texas – Houston Division, it is understood and agreed by the Executive that the remedy at law for a breach of any of the covenants or provisions of these Sections may be inadequate and, therefore, the Company shall be entitled to a restraining order or injunctive relief in addition to any other remedies at law and in equity, as determined by the United States District Court for the Southern District of Texas – Houston Division. Should the United States District Court for the Southern District of Texas – Houston Division or an arbitrator (pursuant to Section 13.13 hereof) declare any provision of Sections 8, 9, 10 or 12 hereof to be unenforceable due to an unreasonable restriction of duration or geographical area, or for any other reason, such court or arbitrator is hereby granted the consent of each of the Executive and the Company to reform such provision and/or to grant the Company any relief, at law or in equity, reasonably necessary to protect the reasonable business interests of the Company or any of its Affiliates. The Executive hereby acknowledges and agrees that all of the covenants and other provisions of Sections 8, 9, 10 or 12 hereof are reasonable and necessary for the protection of the Company’s reasonable business interests. The Executive hereby agrees that if the Company prevails in any action, suit or proceeding with respect to any matter arising out of or in connection with Sections 8, 9, 10 or 12 hereof, the Company shall be entitled to all equitable and legal remedies, including, but not limited to, injunctive relief and compensatory damages, as determined by the United States District Court for the Southern District of Texas – Houston Division.

(d) It is acknowledged, understood and agreed by and between the parties hereto that the covenants made by the Executive in this Section 12 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement.

13.	Miscellaneous.

13.1 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when (i) delivered by hand, (ii) in the case of deliveries to the Company only, by facsimile transmission, or (ii) on the third business day following deposit in the United States mail by registered or certified mail, return receipt requested, to the addresses as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:	Omega Protein Corporation 2105 City West Boulevard, Suite 500 Houston, Texas 77042-2838
Attention: Corporate Secretary Facsimile: (713) 940-6122

If to the Executive to:	Joseph L. von Rosenberg III
14918 Broadgreen
Houston, Texas 77079

or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 13.1.

13.2 Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall neither operate nor be construed as a waiver of any subsequent breach by any party. Except as expressly provided for herein, the failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach occurs.

13.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon the Executive, his heirs, executors, administrators, representatives and assigns; provided, however, the Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company. Any reference to “Company” herein shall mean the Company as well as any successors thereto.

13.4 Entire Agreement; No Oral Amendments. This Agreement replaces all previous agreements and discussions relating to the same or similar subject matter between the Executive and the Company (including the Prior Agreement) and constitutes the entire agreement between the Executive and the Company with respect to the subject matter of this Agreement. This Agreement does not amend, and is not intended to affect or replace, the Indemnification Agreement dated June 11, 2004 previously entered into by the Executive and the Company. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any executive, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

13.5 Enforceability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. If the effect of a holding or finding that any such provision is invalid, illegal or unenforceable is to modify to the Executive’s detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Executive intended by the Company and Executive in entering into this Agreement, the Company shall, within thirty (30) calendar days after the date of such finding or holding, negotiate and expeditiously enter into an agreement with the Executive which contains alternative provisions (reasonably acceptable to the Executive) that will restore to the Executive (to the extent lawfully permissible) substantially the same economic, substantive and income tax benefits and legal rights the Executive would have enjoyed had such provision been upheld as legal, valid and enforceable.

13.6 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

13.7 Corporate Authority. The Company has all corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company.

13.8 No Third Party Beneficiaries. This Agreement is not intended, and shall not be construed, deemed or interpreted, to confer on any person not a party hereto any rights or remedies hereunder.

13.9 Withholdings: Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required by law, (b) all other employee deductions for Employee Health and Welfare Plans made with respect to all of the Company’s employees generally, and (c) any cash advances made to the Executive while employed by the Company and still owed to the Company. Other than as set forth in the preceding sentence, the Company’s obligations to make the payments provided for in, and otherwise to perform its undertakings in, this Agreement shall not be affected by any right of set-off, counterclaim, recoupment, defense or other action, claim or right the Company may have against the Executive or others.

13.10 Alienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by the Executive, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

13.11 Intended Benefits; Payment of Expenses. In entering into this Agreement the Company intends that the Executive receive without reduction or delay all the intended benefits of this Agreement and that those benefits, and the terms and conditions hereof, be construed in a manner most favorable to the Executive. The Company agrees that it will strive expeditiously and in absolute good faith to construe and resolve in the Executive’s favor and to his benefit any ambiguities or uncertainties that may be created by the express language hereof. If, however, at any time: (i) there should exist a dispute or conflict between the Executive and the Company or another person or entity as to the validity, interpretation or application of any term or condition hereof, or as to the Employee’s entitlement to any benefit intended to be bestowed hereby, which is not resolved to the satisfaction of the Executive, or (ii) the Executive must (A) defend the validity of this Agreement, or (B) contest any determination by the Company concerning the amounts payable by the Company to the Executive or the Executive’s rights to the other benefits conferred under this Agreement, any Compensation Plan or any Employee Health and Welfare Plan, then the Company and the Executive hereby unconditionally agree that:

(a) on written demand of the Company by the Executive which schedules the amounts and provides documentation as to the expense to be incurred including the date thereof (for example an invoice), to provide sums sufficient to advance and pay on a current basis (either by paying directly or by reimbursing the Executive) not less than three (3) business days after a written request therefore is submitted by the Executive, the Executive’s out of pocket costs and expenses incurred by the Executive in connection with any such matter, including by way of example and without limitation, attorney’s fees, retainers, expenses of investigation, travel, lodging, copying, court costs, transcript fees, delivery services, disbursements and advances for the fees and expenses of experts and witnesses, duplicating costs, printing and binding costs, telephone charges, postage and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or participant in any arbitration or legal proceeding, and all interest or finance charges attributable thereto. Should any payments by the Company under this Agreement be determined to be subject to any federal, state or local income or excise tax, then “out of pocket costs and expenses” also shall include such amounts as are necessary to place the Executive in the same after-tax position (after giving effect to all applicable taxes) that he would have been in had no such tax been determined to apply to such payments.

Notwithstanding the foregoing, to the extent that Code Section 409A is applicable to the expenses under this Section 13.11, and to the extent that no exception under Code Section 409A is applicable the following shall apply: (a) all expenses that are taxable and includable in income to be paid under this Section 13.11 shall only be paid if such expenses are incurred during the statutory period for which a claim may be made through the period in which any arbitration or litigation is completed, including all appeals (provided no period shall exceed 15 years); (b) any amount reimburseable or paid in one year shall not affect the amount to be reimbursed or paid in another tax year; (c) the Executive must provide the Company with reasonable documentation of such expenses; (d) payments for such expenses will be made in cash within 30 days after the expenses are incurred but in no event later than the end of Executive’s taxable year in which the expenses are incurred; and (e) the payments under this Section 13.11 cannot be substituted for another benefit.

(b) the Executive shall be entitled, upon application to the United States District Court for the Southern District of Texas – Houston Division, to the entry of a mandatory injunction without the necessity of posting any bond with respect thereto which compels the Company to pay or advance such costs and expenses on a current basis; and

(c) the Company’s obligations under this Section 13.11 will not be affected if the Executive is not the prevailing party in the final resolution of any such matter.

Any Executive out of pocket costs or expenses that have not been so advanced at the conclusion of the matter shall be paid by Company to the Executive as part of the resolution of the matter. The Company and the Employee each hereby irrevocably consent with respect to any action, suit or other legal proceeding pertaining directly to this Section 13.11 (or in the event any other provision of this Agreement or the termination of the Executive is subject to any action, suit or other legal proceeding that is not otherwise covered by the arbitration provisions of Section 13.13 hereof) to service of process in the State of Texas, County of Harris, and hereby waives any right to contest or oppose receipt of such service of process. Each party irrevocably (i) agrees that any such action, suit or other legal proceeding may be brought in the United States District Court for the Southern District of Texas – Houston Division, (ii) consents to the jurisdiction of such court in any such action, suit or other legal proceeding, and (iii) waives any objection it may have to the laying of venue of any such action, suit or other legal proceeding in any of such court.

13.12 Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

13.13 Arbitration. (a) If any dispute or controversy arises between the Executive and the Company relating to (1) this Agreement in any way or arising out of the parties’ respective rights or obligations under this Agreement, or (2) the employment of the Executive or the termination of his employment with the Company, then such dispute or controversy shall be submitted to arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”); provided, however, the Company shall retain its rights to seek from the United States District Court for the Southern District of Texas – Houston Division a restraining order or injunctive relief pursuant to Section 12.2 hereof, and the Executive shall retain its rights to seek from the United States District Court for the Southern District of Texas – Houston Division injunctive relief subject to Section 13.11 hereof. Any arbitration hereunder shall be conducted before a panel of three arbitrators unless the parties mutually agree that the arbitration shall be conducted before a single arbitrator. The arbitrators shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of arbitrators within ten (10) calendar days following receipt by one party of the other party’s notice of desire to arbitrate, then within five (5) calendar days following the end of such 10-day period, each party shall select one arbitrator who, in turn, shall within five (5) calendar days jointly select the third arbitrator to comprise the arbitration panel hereunder. The site for any arbitration hereunder shall be in Houston, Texas, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

(b) The party submitting any matter to arbitration shall do so in accordance with the AAA Commercial Arbitration Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding any provision of this Section 13.13, the Executive shall be entitled to seek specific performance of the Executive’s right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

(c) The arbitrator shall set the date, time and place for each hearing, and shall give the parties advance written notice in accordance with the AAA Commercial Arbitration Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law and the law of remedies, if applicable, of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

(d) (1) Any award of an arbitrator shall be final and binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

(2) The parties hereto agree that the arbitration award may be entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Executive hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e) All compensation, fees, costs and expenses of the arbitrators and the arbitration shall be paid by the Company. If requested by the Executive pursuant to Section 13.11 hereof, the Company shall advance to the Executive all of the Executive’s costs and expenses in connection with the arbitration as set forth in Section 13.11 hereof.

13.14 Survival of Certain Provisions. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of the parties shall survive any termination of this Agreement.

13.15 Interest. If any amounts required to be paid or reimbursed to the Executive hereunder after the termination of the Executive’s employment with the Company for any reason, are not so paid or reimbursed by the Company at the times provided herein, those unpaid amounts shall accrue interest compounded daily at the annual percentage rate which is three percentage points (3%) above the interest rate announced by Chase Bank, Houston, Texas (or its successor) from time to time, as its base interest rate (or prime lending rate) to be paid in a cash lump sum payment on the date the amount owed is fully paid, from the date those amounts were required to have been paid or reimbursed to the Executive until those amounts are finally and fully paid or reimbursed, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

13.16 Specified Employees. Notwithstanding anything herein to the contrary, if Executive is a “specified employee” within the meaning of Code Section 409A on the date of his Separation from Service, any payments or benefits hereunder that are subject to Code Section 409A and not otherwise excluded from Code Section 409A, payable on account of Executive’s Separation from Service, including, but not limited to, any payments under Sections 6.3(a), 11, 13.11 and 13.15, as determined by tax counsel agreed to by the Company and Executive, will not be paid until the later of the first business day that is at least six months after the Executive’s separation from service or the date otherwise required under this Agreement (the “Waiting Period”). Any payments that would have been made to the Executive during the Waiting Period but for this Section 13.16 shall instead be paid to Executive in the form of a lump sum payment on the date payments commence pursuant to the preceding sentence with interest (calculated at the short-term applicable federal rate compounded semi-annually) on the amount not paid during the Waiting Period from the date the payment was due but for this Section 13.16 through the date of payment.

13.17 Code Section 409A. The Company and Executive shall cooperate in good faith for the adoption of amendments to and the operation of the Agreement to continue to be exempt from and comply with Code Section 409A and to continue the economic terms of the benefits and payments provided to Executive under this Agreement.

13.18 Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. This Agreement may be executed by portable document format (pdf) or facsimile signature which signature shall be binding upon the parties.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

OMEGA PROTEIN CORPORATION

By:	/s/
John D. Held Executive Vice President and General Counsel

Date:	December 31, 2007

“EXECUTIVE”

By:	/s/
Joseph L. von Rosenberg III

Date:	December 31, 2007